CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 17, 2013,  relating to the financial statements and financial highlights of Franklin World Perspectives Fund and Templeton Foreign Smaller Companies Fund which appear in the October 31, 2013 Annual Reports to Shareholders of Franklin Templeton International Trust, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers

San Francisco, California

February 24, 2014